AMENDMENT 7

TO

GENERAL TERMS AGREEMENT

BCA-65530-0016

BETWEEN

THE BOEING COMPANY

AND

SPIRIT AEROSYSTEMS, INC.

This Amendment 7 (Amendment) to General Terms Agreement BCA-65530-0016 is entered into as of the date of the last signature below, between The Boeing Company, a Delaware corporation (Boeing), and Spirit AeroSystems, Inc., a Delaware corporation with its principal office in Wichita, Kansas (Seller). Hereinafter, Boeing and Seller may be referred to jointly as the Parties.

RECITALS

A.The Parties entered into Special Business Provisions MS-65530-0016, dated June 16, 2005, (SBP) and the General Terms Agreement BCA-65530-0016, dated June 17, 2005, (GTA) (collectively, the Agreement).

B.The most recent amendment to the GTA is Amendment 6, dated July 10, 2023.

C.The Parties entered into a Memorandum of Agreement dated October 12, 2023 (MOA).

D.All capitalized terms used but not defined in this Amendment have the same meaning as in the GTA.

E.The Parties wish to amend the GTA as set forth herein.

NOW THEREFORE, the Parties agree as follows:

AGREEMENT

1.The list of “AMENDMENTS” within the GTA is hereby deleted and replaced in its entirety as follows:

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AMENDMENTS

Number	Description	Date	Approval
1	Incorporate name change from Mid-Western Aircraft Systems Inc. to Spirit AeroSystems Incorporated. Added effective date of June 17, 2005 to agreement, and to sections 12.3 and 16.0.	04/01/2006	H. McCormick R. Stone
2	Added Section 40.0 Electronic Access	03/04/2011	J. Bayer M. Milan
3	Replaced Section 8.5 Retention of Records, Section 11.3 Import/Export, and Section 21.5 Environmental Health and Safety Performance	01/30/2014	J. Ray M. Milan
4	Replaced Section 21.2 and added Section 41.0	01/18/2021	K. Doolin E. Bossler
5	Added Section 8.3.1 Industry Assist at Boeing Repair Station(s)	01/30/2022	J. Aguiar L. Hampton
6	Replaced Sectioned 40.0 Electronic Access	07/31/2023	K. Shipley K. Clark
7	Added Section 13.3 Repudiation Replaced Section 28.3 Assignment	12/21/2023	D. Armani L. Hampton

2.The GTA is hereby amended to add Section 13.3 “Repudiation” as follows:

“13.3 Repudiation

The Parties agree that repudiation by Seller of timely delivery under GTA BCA- 65530-0016, GTA BCA-65520-0032, SBP MS-65530-0019, or SBP MS-65530-0016 would cause irreparable harm to Boeing for which damages would not be an adequate remedy. Accordingly, in the event Seller repudiates timely delivery under any of the aforementioned agreements, Boeing will be entitled to equitable relief, including but not limited to, specific performance and preliminary and permanent injunctions.”

3.Section 28.3 “Assignment” of the GTA is hereby deleted in its entirety and replaced with the following revised Section 28.3:

“28.3 Assignment

The following language shall apply from October 12, 2023, through December 31, 2030:

Seller shall not assign any of its rights or interest in this Agreement, the SBP, or any Order, or subcontract all or substantially all of its performance of this Agreement, the SBP, or any Order, without Boeing’s prior written consent, which shall not be unreasonably withheld, except that Boeing may withhold its consent to an Assignment to a Disqualified Person (as defined below) for any reason and at its sole discretion. Seller shall provide Boeing with thirty (30) days notice prior to any proposed assignment (including any proposed Assignment to a Disqualified Person). Seller shall not delegate any of its duties or obligations

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under this Agreement; provided that this shall not prohibit Seller from subcontracting as permitted pursuant to the applicable SBP. Seller may assign its right to monies due or to become due.

No assignment, delegation or subcontracting by Seller, with or without Boeing’s consent, shall relieve Seller of any of its obligations under this Agreement, the SBP, or Order or prejudice any rights of Boeing against Seller whether arising before or after the date of any assignment. This article does not limit Seller’s ability to purchase standard commercial supplies or raw material.

The prohibition set forth in this GTA Section 28.3 includes, without limitation (and the following shall be deemed to be Assignments to a Disqualified Person by Seller), in any transaction or series of related transactions: (i) a consolidation or merger of Seller in which a Disqualified Person directly or indirectly holds, immediately after consummation of the transaction, more than thirty-five percent (35%) of the voting power of the equity securities of the entity resulting from or surviving such transaction; (ii) the acquisition directly or indirectly by a Disqualified Person of either (a) more than 35% of the voting power of the equity securities of Seller or any of its affiliates whose performance is required for the production of the Products or (b) more than 35% of the voting power of the equity securities of any direct or indirect affiliate of Seller holding more than fifty percent (50%) of the voting power of the issued and outstanding voting stock of Seller or any of its affiliates whose performance is required for the production of the Products, in either case for clauses (a) or (b) unless Seller provides and Boeing accepts Seller’s adequate assurance of continuity of supply, which assurance Boeing may accept or reject at its sole discretion; (iii) the sale, lease, assignment or transfer to a Disqualified Person, of either (a) all or substantially all of the assets of Seller, or (b) all or substantially all of the assets used by Seller and its affiliates to produce the Products for any particular airplane program; (iv) any assignment of Seller’s rights or interest in this Agreement, the SBP, or any Order to a Disqualified Person, or subcontracting of all or substantially all of Seller’s performance of this Agreement, the SBP, or any Order to a Disqualified Person; and (v) any other transaction pursuant to which a Disqualified Person obtains the ability to direct or cause the direction of the management and policies of Seller or any of its subsidiaries whose performance is required for the production of the Products.

A Disqualified Person is:

(i) a Person, a principal business of which is as an original equipment manufacturer of commercial aircraft, defense systems, satellites, space launch vehicles or space vehicles;

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(ii) a Person that Boeing reasonably believes is unable to perform this Agreement, for reasons, including but not limited to, financial viability, export and import laws, and demonstrated past performance failures;

(iii) a Person, that after giving effect to the transaction, would be the supplier of more than forty percent (40%) by value of the major structural components of any model of Boeing aircraft then in production, unless it is mutually agreed that significant identifiable benefits will accrue to Boeing as a result of the transaction;

(iv) a Person who is one of the following companies or a parent, subsidiary or affiliate of one of the following companies: Lufthansa Technique; Israeli Aircraft Industries; HAECO; PEMCO Aeroplex, EADS/Airbus, or who is an airline or an operator of commercial aircraft in revenue service or a parent, subsidiary or affiliate of an airline or an operator of commercial aircraft in revenue service; or

(v) any Person to which Boeing does not consent in its sole discretion.

Seller shall not permit any Person described in clause (iv) of the definition of Disqualified Person to hold any voting stock of Seller at any time that Seller is not a Public Company. Seller shall not enter into any agreement under which any Person described in clause (iv) of the definition of Disqualified Person is entitled to designate one or more members of Seller’s board of directors at any time that Seller is a Public Company. A Public Company is any Person (i) with equity securities registered under Section 12 of the Securities Exchange Act of 1934 or which is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934 or (ii) with equity securities traded or quoted in a domestic or foreign securities exchange or market.

For the avoidance of doubt, Boeing and Seller agree that HMSGTA MWS and Supplemental License Agreements WS-001/-002/-003 and -004 may be assigned to the third party receiving assignment of this GTA and its corresponding SBP’s. Any other Supplemental License Agreement between Boeing and Seller will be subject to the assignment terms of HMSGTA MWS.

In the event of any Assignment to a Disqualified Person:

1.Any remaining amount of the 737 Shipset price reductions agreed to in Section 11 (“737 Recurring Price”) of the Parties’ Memorandum of Agreement dated October 12, 2023, that has not been realized by Boeing through Shipset deliveries upon closing of the assignment transaction will become immediately due and payable. If Seller does not pay this amount in full within 10 days of written notice from Boeing the amount is due, this amount may be set off by Boeing against any amount owing at any time by

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Boeing to Seller, regardless of whether any such amount is then due and owing from Boeing to Seller. The 737 Shipset pricing reductions agreed to in Section 11 (“737 Recurring Price”) of the Memorandum of Agreement between the Parties dated October 12, 2023, will be removed upon receipt of the remaining amount; and

2.All amounts then owing from Seller to Boeing pursuant to the Memorandum of Agreement dated April 28, 2023, as modified by Section 13 of the Memorandum of Agreement dated October 12, 2023, will become immediately due and payable and, if Seller has not paid in full within 10 days of written notice from Boeing the amount is due, may be set off by Boeing against any amount owing at any time by Boeing to Seller, regardless of whether any such amount is then due and owing from Boeing to Seller.

Boeing may, at its sole discretion, waive the immediately preceding rights by written notice to Seller and not otherwise.

The following language shall apply beginning January 1, 2031:

Seller shall not assign any of its rights or interest in this Agreement or any Order, or subcontract all or substantially all of its performance of this Agreement or any Order, without Boeing’s prior written consent, which shall not be unreasonably withheld, except that Boeing may withhold its consent to an assignment to a Disqualified Person (as defined below) for any reason and at its sole discretion. Seller shall provide Boeing with thirty (30) days notice prior to any proposed assignment. Seller shall not delegate any of its duties or obligations under this Agreement; provided that this shall not prohibit Seller from subcontracting as permitted pursuant to the applicable SBP. Seller may assign its right to monies due or to become due. No assignment, delegation or subcontracting by Seller, with or without Boeing’s consent, shall relieve Seller of any of its obligations under this Agreement or Order or prejudice any rights of Boeing against Seller whether arising before or after the date of any assignment. This article does not limit Seller’s ability to purchase standard commercial supplies or raw material.

The prohibition set forth in this GTA Section 28.3 includes, without limitation (and the following shall, subject to the immediately following sentence, be deemed to be "assignments"): (i) a consolidation or merger of Seller in which a Disqualified Person directly or indirectly holds, immediately after consummation of the transaction more than fifty percent (50%) of the voting power of the issued and outstanding voting stock of the corporation resulting from or surviving such transaction; (ii) the acquisition directly or indirectly by a Disqualified Person of voting stock of any corporate Seller having more than fifty percent (50%) of the voting power of the issued and outstanding voting stock of Seller; (iii) the sale, assignment or transfer of all or substantially all of the assets of Seller to a

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Disqualified Person; and (iv) where Seller is a partnership, acquisition of control of such partnership by a Disqualified Person. Any consolidation, merger, acquisition of voting stock or sale, assignment or transfer of all or substantially all of the assets of Seller that is not prohibited by the immediately preceding sentence shall not constitute an “assignment” for purposes of this GTA and shall not be prohibited by, or require Boeing’s consent under, this Section 28.3.

A Disqualified Person is:

(i) a Person, a principal business of which is as an original equipment manufacturer of commercial aircraft, defense systems, satellites, space launch vehicles or space vehicles;

(ii) a Person that Boeing reasonably believes is unable to perform this Agreement, for reasons, including but not limited to, financial viability, export and import laws, and demonstrated past performance failures;

(iii) a Person, that after giving effect to the transaction, would be the supplier of more than forty percent (40%) by value of the major structural components of any model of Boeing aircraft then in production, unless it is mutually agreed that significant identifiable benefits will accrue to Boeing as a result of the transaction; or

(iv) a Person who is one of the following companies or a parent, subsidiary or affiliate of one of the following companies: Lufthansa Technique; Israeli Aircraft Industries; HAECO; PEMCO Aeroplex, EADS/Airbus, or who is an airline or an operator of commercial aircraft in revenue service or a parent, subsidiary or affiliate of an airline or an operator of commercial aircraft in revenue service.

Seller shall not permit any Person described in clause (iv) of the definition of Disqualified Person to hold any voting stock of Seller at any time that Seller is not a Public Company. Seller shall not enter into any agreement under which any Person described in clause (iv) of the definition of Disqualified Person is entitled to designate one or more members of Seller’s board of directors at any time that Seller is a Public Company. A Public Company is any Person (i) with equity securities registered under Section 12 of the Securities Exchange Act of 1934 or which is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934 or (ii) with equity securities traded or quoted in a domestic or foreign securities exchange or market.

For the avoidance of doubt, Boeing and Seller agree that HMSGTA MWS and Supplemental License Agreements WS-001/-002/-003 and -004 may be assigned to the third party receiving assignment of this GTA and its corresponding SBP’s. Any other Supplemental License Agreement between

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Boeing and Seller will be subject to the assignment terms of HMSGTA MWS.”

4.Miscellaneous.

4.1All other provisions of the GTA remain unchanged and in full force and effect.

4.2This Amendment cancels and supersedes all previous agreements between the Parties relating to the content of this Amendment, whether written or oral.

5.Governing Law.

This Amendment shall be governed by the internal laws of the State of Washington without reference to any rules governing conflict of laws.

6.Confidentiality.

The terms of this Amendment, together with the information exchanged by the Parties during negotiation hereof, are confidential under the terms of the Agreement.

EXECUTED as of the last date set forth below by the duly authorized representatives of the Parties.

THE BOEING COMPANY	SPIRIT AEROSYSTEMS, INC.

/s/ David Armani	/s/ Leanna Hampton
Signature	Signature

David Armani	Leanna Hampton
Printed name	Printed name

Procurement Agent	Director, Contracts
Title	Title

12/21/2023	12/21/2023
Date	Date

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